Exhibit 10.33
December 19, 2005
Mike LaJoie
Executive Vice President, Chief Technology Officer
Time Warner Cable
290 Harbor Drive
Stamford, CT 06902
Dear Mike:
In accordance with Section 4.10 of the Employment Agreement (the “Agreement”) dated as of June 1, 2000 between you and Time Warner Entertainment Company, L.P., a subsidiary of Time Warner Cable Inc., which Agreement expires on December 31, 2005, the Company hereby offers to extend the Agreement with the same terms and conditions (except as amended below) until December 31, 2008.
Section 2.1 of the Agreement is hereby amended to provide that you shall serve as Executive Vice President & Chief Technology Officer and that you shall report to the Chief Executive Officer of the Company. Section 3.1 of the Agreement is hereby amended to provide that your Base Salary, as defined in the Agreement, will be an amount not less than $420,600.00. Section 3.2 of the Agreement is hereby amended to provide that your Target Bonus, as defined in the Agreement shall be 80%, subject to the Company’s discretion as described in the Agreement. No other provisions of Sections 2.1, 3.1, 3.2 or any other provisions of the Agreement are hereby amended.
Please indicate your acceptance of the foregoing extension of the Agreement by signing this letter and returning it to the Company by December 31, 2005. Failure to do so will be deemed an election by you to terminate your employment without cause pursuant to Section 4.3 of the Agreement.
Very truly yours,
TIME WARNER ENTERTAINMENT COMPANY, L.P.,
a subsidiary of TIME WARNER CABLE INC.

By:	/s/ Marc Lawrence-Apfelbaum

Marc Lawrence-Apfelbaum Executive Vice President, General Counsel and Secretary

Accepted:

/s/ Michael LaJoie

12/22/2005

Date

Title: Executive Vice President, Chief Technology Officer